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                                                                    EXHIBIT (11)

                  BB&T FINANCIAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

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
                                                             December 31,
(thousands, except per share data)                         1993        1992
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
Primary
 Net income                                             $    98,236 $    76,482
                                                        =======================
Shares
 Weighted average number of common shares outstanding    31,190,355  28,445,692
 Add shares assuming exercise of options reduced by the
  number of shares which could have been purchased with
  the proceeds from exercise of such options                533,743     402,965
- - - -------------------------------------------------------------------------------
Primary weighted average number of common shares and
 equivalent shares                                       31,724,098  28,848,657
Primary income per common share and equivalent shares   $      3.10 $      2.65
                                                        =======================
Assuming full dilution
 Net income                                             $    98,236 $    76,482
 Add after tax interest expense and amortization of is-
  sue cost applicable to convertible debentures                 380       1,851
- - - -------------------------------------------------------------------------------
 Net income adjusted                                    $    98,616 $    78,333
                                                        =======================
Shares
 Weighted average number of common shares outstanding    31,190,355  28,445,692
 Add shares assuming exercise of options reduced by the
  number of shares which could have been purchased with
  the proceeds from exercise of such options                543,544     516,589
 Add shares assuming conversion of convertible deben-
  tures                                                     558,656   1,923,052
- - - -------------------------------------------------------------------------------
Fully diluted weighted average number of shares and
 equivalent shares                                       32,292,555  30,885,333
Fully diluted income per share                          $      3.05 $      2.54
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